EXHIBIT 3.1

CERTIFICATE OF TRUST

OF

SLR SECURED SPECIALTY LENDING FUND

This Certificate of Trust of SLR Secured Specialty Lending Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as sole trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is SLR Secured Specialty Lending Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. Pursuant to 12 Del. C. Section 3807(b) of the Act, the Trust intends to become a regulated business development company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with the Act, as of this 7th day of May 2026.

/s/ Michael Gross
Name: Michael Gross
as Trustee